EXHIBIT 10.12

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

LICENSE AGREEMENT

MICHIGAN FILE 939 TECHNOLOGY

This is an Agreement between IntraLase Corp., a corporation incorporated in the State of Delaware, with offices located at 245 North Main Street, Ann Arbor, Michigan 48104 (“LICENSEE”), and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan (“MICHIGAN”). This Agreement is effective as of the date executed by both LICENSEE and MICHIGAN (the “Effective Date”). LICENSEE and MICHIGAN agree as follows:

1. BACKGROUND.

1.1 MICHIGAN has developed rights, including potential patent rights, in the “TECHNOLOGY” that is defined below.

1.2 Drs. Tibor Juhasz, and Ron Kurtz have founded and are all shareholders of LICENSEE and faculty of MICHIGAN, and have contributed or may contribute to the creation of the TECHNOLOGY and Research Collaboration Developments. They have elected and have agreed to receive rewards for commercialization of the TECHNOLOGY and Research Collaboration Developments through the operation and ownership of LICENSEE rather than through the royalty distribution policy of MICHIGAN.

1.3 LICENSEE desires to obtain, and MICHIGAN, consistent with its mission of education and research, desires to grant a license of the TECHNOLOGY on the terms and conditions listed below.

2. DEFINITIONS.

2.1 “Field of Use” shall refer to the field for which Products may be designed, manufactured, used and/or marketed under this Agreement, and shall mean solely Products which are ultrafast laser medical instruments designed for human health and human cosmetic applications.

2.2 “First Commercial Sale” shall mean the first sale of any Product within the Field of Use by LICENSEE or a Sublicensee, other than for use in clinical trials being conducted to obtain FDA or other governmental approvals to market Products.

2.3 “Licensed Patent(s)” shall mean: (a) those patents and patent applications identified on Exhibit B attached hereto; (b) all patents and patent applications in which MICHIGAN has or acquires a property interest which cover an invention included in the TECHNOLOGY; (c) all patents and patent applications in which MICHIGAN has or acquires a property interest which cover an invention included in the Research Collaboration Developments; and (d) substitutions, extensions, reissues, renewals, divisions, continuations, and foreign equivalent patent applications and Patent Cooperation Treaty filings of or from (a), (b), or (c), and all patents issuing therefrom.

2.4 “Net Sales” shall mean the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and all Sublicensees from persons or entities due to or by reason of the sale, distribution or use of Products, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by LICENSEE and not otherwise reimbursed: (a) refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; (b) customary trade, quantity and cash discounts actually allowed and taken; (c) excise, value-added, and sales taxes actually paid by LICENSEE or Sublicensees for Products; and (d) shipping and handling charges actually paid by LICENSEE or Sublicensees for Products.

2.5 “Parties”, in singular or plural usage as required by the context, shall mean LICENSEE and/or MICHIGAN.

2.6 “Product(s)” shall mean: (a) any goods or services whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims; and (b) any goods or services incorporating, or the manufacture, use or sale of which utilizes TECHNOLOGY.

2.7 “Required $1,000,000 Funding Closing” shall mean the completion by LICENSEE of a sale of stock or round of equity investment financing after which the sum total of private, cash (non-debt) equity investment received by LICENSEE in exchange for all outstanding shares, when added to all SBIR grant funding actually paid to LICENSEE, is equal to or greater than $1,000,000.

2.8 “Research Collaboration Developments” shall mean any invention which is both: (a) invented in whole or in part by Tibor Juhasz or Ron Kurtz; and (b) invented during performance by MICHIGAN of the Research Collaboration Agreement between MICHIGAN and IntraLase Corp., attached hereto for reference as Exhibit C.

2.9 “Royalty Quarter(s)” shall mean the three-month periods ending on the last day of March, June, September and December of each year.

2.10 “Sublicensee(s)” shall mean any person or entity sublicensed by LICENSEE under this Agreement to make, have made, use, market or sell Products designed and marketed for use in the Field of Use.

2.11 “Sublicensing Revenues” shall mean all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE pursuant to any sublicense to a Sublicensee, excluding payments or other consideration reasonably documented by LICENSEE and for or in the form of: (a) the purchase of LICENSEE stock or other securities or evidences of ownership in LICENSEE; (b) for or as reimbursement for the conduct of sponsored research or development; (c) for or as reimbursement for patenting or other out-of-pocket expenses; or (d) earned royalties based upon a percentage of net sales revenues derived from the sale or use of Products by a Sublicensee (that is, “Sublicensing Revenues” will include, for example, sublicense issue fees, milestone payments, annual fees or royalties, and other license fees, but not earned royalties based on Product sales).

2.12 “TECHNOLOGY”, as used in this Agreement, shall mean all information, manufacturing techniques, data, designs or concepts (whether or not such specific information, manufacturing techniques, data, designs, or concepts are or become publicly known or available) developed by MICHIGAN and covering the method for controlling the configuration of laser-induced breakdown and ablation, as developed by MICHIGAN’s employees Ron Kurtz and others (see patent applications noted in Exhibit B), an as described in MICHIGAN’s Technology Management Office File No. 939 entitled “Sub-Wavelength Micro-Machining by Ultrafast Laser Ablation,” and encompassing U.S. Patent No. 5,656,186 entitled “Method for Controlling Configuration of Laser Induced Breakdown and Ablation.”

TECHNOLOGY shall include inventions which are Research Collaboration Developments.

2.13 “Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

3. GRANT OF LICENSE.

3.1 MICHIGAN hereby grants to LICENSEE the exclusive, world-wide license under MICHIGAN’s rights in the Licensed Patents to make, have made, use, market and sell Products designed and marketed solely for use in the Field of Use; with the right to grant sublicenses to Sublicensees subject to the terms and provisions of Article 8 below.

3.2 MICHIGAN hereby grants to LICENSEE the world-wide right to practice the TECHNOLOGY to make, have made, use, market and/or sell Products designed and marketed solely for use in the Field of Use. During the term of this Agreement MICHIGAN covenants not to enter into any agreement allowing any other party to commercially practice the TECHNOLOGY to make, have made, use, market and/or sell Products designed and/or marketed for use in the Field of Use.

3.3 MICHIGAN reserves the right to license and practice the TECHNOLOGY and the Licensed Patents for any purpose outside of the Field of Use, and the right to practice the TECHNOLOGY and the Licensed Patents solely for research and education purposes within the Field of Use. (Licenses by MICHIGAN to third parties for practice of the TECHNOLOGY shall only be granted outside of the Field of Use and shall allow sublicensing only outside of the Field of Use.)

3.4 MICHIGAN further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty-free license or licenses, with the right to sublicense, to all patent applications and resulting patents included in the TECHNOLOGY and the Licensed Patents, to the extent that such grant of license(s) is or may be required by research funding agreements between the University and the U.S. Government relating to the TECHNOLOGY or the Licensed Patents.

4. CONSIDERATION.

4.1 Upon completion of the Required $1,000,000 Funding Closing, MICHIGAN shall have the option, exercisable by written notice within ninety (90) days of its receipt of notice of the Required $1,000,000 Funding Closing, to require LICENSEE to complete the “Requirements for the Transfer of Stock” as described in Exhibit A hereto, and to transfer stock to MICHIGAN as required thereunder.

Agreements included in the Requirements for the Transfer of Stock will be completed as described in Exhibit A and include such terms as are reasonably acceptable to both Parties (Section 1(a-e) of Exhibit A describes agreed-upon parameters for such terms). The Requirements for the Transfer of Stock and all agreements described therein must be completed within one hundred eighty (180) days of notice of MICHIGAN’s exercise of its option, or this Agreement and the license rights granted herein shall terminate.

The election to exercise this option shall be in MICHIGAN’s sole discretion.

4.2 Also, as consideration for this license, LICENSEE agrees to use its best efforts to complete the Required $1,000,000 Funding Closing by February 28, 1999. If the Required $1,000,000 Funding Closing is not completed by February 28, 1999, then this Agreement and the license rights conveyed herein shall terminate.

4.3 LICENSEE shall also pay MICHIGAN, with respect to each Royalty Quarter, a royalty equal to:

(i) *** of Net Sales of LICENSEE and Sublicensees for all Products defined under Subparagraph 2.6 (a) above; and

(ii) *** of Net Sales of LICENSEE and Sublicensees for all Products which are not defined under Subparagraph 2.6 (a), and which incorporate (or the manufacture, use or sale of which utilizes) aspects of the TECHNOLOGY which are not generally publicly known, where such Net Sales are generated within five (5) years of the First Commercial Sale, or ten (10) years from the Effective Date, whichever period is longer. Note: though royalties are payable under this Subparagraph only with respect to Products incorporating aspects of the TECHNOLOGY not generally publicly known, no obligation of confidentiality shall be construed to be placed upon MICHIGAN with respect to any part of the TECHNOLOGY.

4.4 LICENSEE shall also pay MICHIGAN, with respect to each Royalty Quarter, a royalty equal to (1) *** of Sublicensing Revenues received from Sublicensees who are first sublicensed under this Agreement within twelve (12) months of the Effective Date, and (2) *** of Sublicensing Revenues received from other Sublicensees.

All amounts paid under this Paragraph 4.4 pursuant to Sublicensing Revenues generated from a particular Sublicensee may be credited by LICENSEE against any royalties accrued under Paragraph 4.3 pursuant to Net Sales generated by that Sublicensee.

4.5 The obligation to pay MICHIGAN a royalty under this Article 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, Net Sales; as otherwise defined, shall be derived from the sale, distribution or use of such Product by LICENSEE or Sublicensees at the stage of its highest invoiced value to unrelated third parties.

4.6 LICENSEE shall pay to MICHIGAN an annual license maintenance fee. This annual fee shall accrue in the Royalty Quarter ending in March of the years specified below, and

***	Material has been omitted pursuant to a request for confidential treatment.

shall be due and payable and included with the report for that quarter. Each annual fee maybe credited by LICENSEE in full against all royalties otherwise to be paid to MICHIGAN for the calendar year in which the specific annual fee is paid. The year for which credits against royalties may be taken includes the Royalty Quarter in which the annual fee accrues and the next three Royalty Quarters.

If LICENSEE defaults in the payment of any annual license maintenance fee, and fails to remedy that default within thirty (30) days after written notice of it by MICHIGAN, then this Agreement and the license rights conveyed herein shall terminate.

The annual license maintenance fees shall be as follows:

(1) In 1999: $5,000.00;

(2) In 2000: $10,000.00; and

(3) In 2001 and in each year thereafter during the term of this Agreement: $15,000.00.

4.7 If it is necessary for LICENSEE to take any license(s), in a given country, under valid third party patents which would be infringed by the practice of Licensed Patents or TECHNOLOGY in that country (other than a license from Escalon Corporation or to rights held or transferred by Escalon Corporation), then LICENSEE can deduct up to *** of the royalties otherwise due and payable in each Royalty Quarter under Paragraph 4.3 above for Net Sales in that country, until such time as LICENSEE has recovered an amount equal to *** of the royalty paid to such third parties; provided that in no event shall such deducted amounts be applied to reduce or require reimbursement of the annual fees required under Paragraph 4.6. This Paragraph is not intended to imply an obligation upon MICHIGAN to reimburse LICENSEE’s above-described third-party royalties; the rights granted to LICENSEE in this Paragraph shall not exceed the ability of the above-described mechanism (i.e., a deduction of *** due upon Net Sales in the country in question) to reimburse such expenses. LICENSEE shall make an accounting to MICHIGAN of all such third-party royalties, and all resulting deductions from royalties otherwise due and payable to MICHIGAN, as part of its reporting obligations under Article 5 below.

5. REPORTS.

5.1 Within ninety (90) days after the close of each Royalty Quarter during the term of this Agreement (including the close of any Royalty Quarter immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN all royalties accruing to MICHIGAN during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Products by LICENSEE and Sublicensees; such reports shall also indicate the source and amount of all Sublicensing Revenues and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products. In case no payment is due for any such period, LICENSEE shall so report.

***	Material has been omitted pursuant to a request for confidential treatment.

Until such time as Products are consistently being manufactured and sold in significant quantities by LICENSEE or Sublicensees, LICENSEE shall provide, along with the quarterly report for the final Royalty Quarter of each calendar year during the term of this Agreement, a detailed annual progress report specifying: LICENSEE’s and its Sublicensees’ Product research and development projects, the budgets for that year dedicated to and actually expended upon those projects, the staff dedicated to those projects, a summary of the results achieved under those projects, and a detailed schedule and timeline demonstrating a reasonable plan for the full development, marketing and distribution of Products. Should MICHIGAN elect, representatives of LICENSEE shall meet with representatives of MICHIGAN in Ann Arbor, Michigan, to discuss the contents of this annual progress report.

5.2 LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary; LICENSEE and Sublicensees shall consistently employ such system when rendering invoices thereon and henceforth agree to inform MICHIGAN, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3 LICENSEE shall keep, and shall require its Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by an independent certified accountant reasonably selected by MICHIGAN, for the purpose of verifying the amount of payments due and payable. Said right of inspection will exist for five (5) years from the date of origination of any such record (this five year right of inspection shall not be deemed to foreshorten any statute of limitations period applicable to any potential claim), and this requirement and right of inspection shall survive any termination of this Agreement. MICHIGAN shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to MICHIGAN in excess of ten percent (10%), then said inspection shall beat LICENSEE’ expense and such underpayment shall become immediately due and payable to MICHIGAN.

5.4 The reports provided for hereunder shall be certified by an authorized representative of LICENSEE to be correct to the best of LICENSEE’ knowledge and information.

6. TIMES AND CURRENCIES OF PAYMENTS.

6.1 Payments accrued during each Royalty Quarter shall be due and payable in Ann Arbor, Michigan on the date each quarterly report is due (as provided in Paragraph 5.1), shall be included with such report and shall be paid in United States dollars. LICENSEE agrees to make all payments due hereunder to MICHIGAN by check made payable to “The Regents of The University of Michigan,” and sent to MICHIGAN according to the provisions for notices set forth in Article 20 herein, or by wire transfer according to instructions to be provided by MICHIGAN upon request.

6.2 On all amounts outstanding and payable to MICHIGAN, interest shall accrue on an annualized basis from the date such amounts are due and payable at two percentage points above the prime lending rate as established by the Chase Manhattan Bank, N.A., in New York City, New York, or at such lower rate as may be required by law.

6.3 Where Net Sales are generated or Sublicensing Revenues are received in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter during which such payments are received by LICENSEE (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York). LICENSEE may use the rate for buying U.S. currency.

6.4 Except as provided in the definition of Net Sales, all royalty payments to MICHIGAN under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by LICENSEE.

7. COMMERCIALIZATION.

7.1 It is understood that LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products.

7.2 LICENSEE agrees to use reasonable efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products in an expeditious manner; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public. Until these goals are met, LICENSEE affirms that it shall dedicate its resources substantially to the development of the TECHNOLOGY.

7.3 To the extent required by law (including the extent to which MICHIGAN is required by 37 CFR 401.14 to require this obligation of LICENSEE), LICENSEE agrees to substantially manufacture or have manufactured all Products in the United States.

7.4 LICENSEE agrees that it will give primary consideration to the maintenance of its principal business office within the State of Michigan, and that it will, where commercially reasonable, make attempts to establish any Product production facilities and research facilities of LICENSEE in MICHIGAN.

7.5 Within fifteen (15) days after the First Commercial Sale, LICENSEE shall report by written letter to MICHIGAN the date and general terms of that sale.

7.6 Within fifteen (15) days after the completion of the Required $1,000,000 Funding Closing, LICENSEE shall report by written letter to MICHIGAN the date and general terms (including total private, cash [non-debt] equity received) of that closing.

8. SUBLICENSING.

8.1 LICENSEE shall have the exclusive right to grant sublicenses to its rights under Article 3 above to Sublicensees, to make, have made, use, market and sell Products designed and marketed solely for use in the Field of Use.

8.2 LICENSEE shall notify MICHIGAN of every sublicense agreement and each amendment thereto, within thirty (30) days after its execution, and provide a full copy of the agreement or amendment.

8.3 Any sublicense granted by LICENSEE under this Article 8 shall provide for its termination upon termination of this Agreement.

8.4 All sublicenses shall be consistent with the terms and conditions of this Agreement, and shall contain acknowledgments by the Sublicensee of MICHIGAN’s rights in the TECHNOLOGY and Licensed Patents, and the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 12 below. All sublicenses shall also contain provisions under which the Sublicensee accepts duties which shall be at least equivalent to those accepted by the LICENSEE in the following paragraphs:

5.3	duty to keep records

12.4	duty to avoid improper representations or responsibilities

13.1	duty to defend, hold harmless, and indemnify MICHIGAN

13.3	duty to carry insurance (unless insurance on their behalf maintained by LICENSEE)

17	duty to control exports

18	duty to restrict the use of MICHIGAN’s name

19	duty to properly mark product with Patent notices

8.5 All sublicenses shall provide for each Sublicensee to pay taxes due, if any, in the same manner as set out in Paragraph 6.4 above, or shall provide that the Sublicensee will be responsible for such taxes should the sublicense be assigned to MICHIGAN.

8.6 All sublicenses shall provide the right for LICENSEE to assign its rights under the sublicense to MICHIGAN.

9. OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 LICENSEE acknowledges MICHIGAN’s ownership interest in all Licensed Patents as defined in Paragraph 2.3(a) above.

9.2 MICHIGAN employees might be engaged as employees or consultants to LICENSEE or Sublicensees during the time of their employment with MICHIGAN. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed by developers/inventors acting as employees of or consultants to LICENSEE or Sublicensees, and persons concurrently employed by MICHIGAN constitute part or all of that group of developers/inventors, then LICENSEE shall disclose to MICHIGAN full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers/inventors.

9.3 LICENSEE acknowledges that MICHIGAN employees have certain obligations to MICHIGAN with respect to any invention, discovery or computer software which is conceived, reduced to practice or developed in whole or in part with the use of MICHIGAN funds, facilities or equipment, as part of research sponsored at MICHIGAN, or in the course of the performance of duties for MICHIGAN. These obligations include duties to disclose and assign such inventions, discoveries and computer software to MICHIGAN. Such obligations of MICHIGAN employees are not superseded by this Agreement. (However, MICHIGAN does not by this Agreement exert any claim to, or require any acknowledgment by LICENSEE of, rights to inventions, discoveries or computer programs not conceived, reduced to practice or developed in whole or in part with the use of MICHIGAN funds, facilities or equipment, as part of research sponsored at MICHIGAN, or in the course of the performance of duties for MICHIGAN.)

10. PATENT APPLICATIONS AND MAINTENANCE.

10.1 MICHIGAN shall control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings, using patent counsel reasonably acceptable to LICENSEE. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance.

10.2 MICHIGAN shall consult regularly with LICENSEE and, through the opportunity to review drafts and all correspondence with U.S. and foreign patent offices, and the right to consult on a full disclosure basis with MICHIGAN’s patent counsel, MICHIGAN shall endeavor to provide LICENSEE a meaningful opportunity to review and participate in all decisions regarding the filing, prosecution and maintenance of the Licensed Patents.

10.3 MICHIGAN may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. In the event that MICHIGAN makes such decision, MICHIGAN shall notify LICENSEE promptly and in sufficient time to permit LICENSEE at its sole discretion to continue such prosecution or maintenance at LICENSEE’s expense. If LICENSEE elects to continue such prosecution or maintenance, MICHIGAN shall execute such documents and perform such acts at LICENSEE’s expense as may be reasonably necessary for LICENSEE to so continue such prosecution or maintenance.

10.4 LICENSEE shall reimburse patent expenses paid by MICHIGAN as follows:

MICHIGAN shall provide notice to LICENSEE of all reasonable and necessary out-of-pocket expenses paid by MICHIGAN in external monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; but not including any part of any MICHIGAN employee’s salary.

The first such notice of expenses is hereby made by this Paragraph: all such expenses incurred by MICHIGAN up to the Effective Date with respect to all Licensed Patents totals $67,137.24. LICENSEE shall reimburse MICHIGAN for fifty percent (50%) of all such expenses within eighteen (18) months of the Effective Date. LICENSEE shall not be responsible for further reimbursement of the remaining unreimbursed portion of such expenses.

Thereafter MICHIGAN shall provide LICENSEE with periodic notice of expenses incurred prior to the Required $1,000,000 Funding Closing. LICENSEE shall reimburse MICHIGAN for fifty percent (50%) of all such expenses relating to Licensed Patents listed on Exhibit B, and one hundred percent (100%) of all such expenses relating to any other Licensed Patents, within thirty (30) days of its receipt of each such notice of expenses.

With regard to expenses which are incurred from the Required $1,000,000 Funding Closing forward, LICENSEE shall reimburse MICHIGAN for all such expenses within 30 days of receipt of notice and reasonable documentation (including attorney invoices) of such expenses. LICENSEE shall not be required to reimburse expenses for which MICHIGAN has actually been reimbursed by any third party under agreement with MICHIGAN specifically requiring reimbursement of these expenses (from any other commercial licensee of the Licensed Patents outside of the Field of Use, MICHIGAN shall require reimbursement, or shall apply a fraction of the revenue received from that licensee towards reimbursement, of a fraction of the patent expenses for, the Licensed Patents licensed to that licensee, so that such licensee bears a pro rata burden of expense reimbursement). LICENSEE shall not be required to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings made after the Effective Date, unless such filings have been requested or approved by LICENSEE; however, in any case where LICENSEE fails to timely reimburse MICHIGAN for any above-described expenses (whether or not related to filings requested by LICENSEE), any patent applications or resulting patents to which such unreimbursed expenses relate shall not be included in the definitions of “TECHNOLOGY” and “Licensed Patents” herein.

11. INFRINGEMENT.

11.1 During the term of this Agreement, LICENSEE shall have the first option to police the Licensed Patents and Products against infringement within the Field of Use by other parties. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that any such settlement shall only be made with the advice and consent of MICHIGAN. MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, provided LICENSEE shall reimburse MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’ request or reasonably required by MICHIGAN. In the event LICENSEE elects to institute any such action or suit, MICHIGAN agrees to be named as a nominal party therein. MICHIGAN retains the right to participate, with counsel of its own choosing, in any action under this Paragraph 11.1.

11.2 In the event that LICENSEE shall institute an action for infringement of a Licensed Patent or defend a declaratory judgment or other action with respect to a Licensed Patent, any portion of any resulting settlement payments or damages awarded which is received by LICENSEE, less LICENSEE’s actual outside attorney fees and other direct, out-of-pocket litigation expenses, including expenses due MICHIGAN for its participation in said litigation as provided under Paragraph 11.1 (not to include any compensation paid to employees of LICENSEE or Sublicensees) paid and unrecovered by LICENSEE, shall be paid 75% to LICENSEE and 25% to MICHIGAN.

If LICENSEE has paid or pays an annual fee to MICHIGAN under Paragraph 4.6 in the year in which a payment or award as set out above is received, then that annual fee may be credited by LICENSEE against the share of the payment or award otherwise due to MICHIGAN, exactly as if that share represented additional royalties due from LICENSEE.

11.3 In the event that LICENSEE fails to take action to abate any alleged infringement of a Licensed Patent within sixty (60) days of a request by MICHIGAN to do so (or within such shorter period which might be required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof), then MICHIGAN shall have the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’ expense. In the event MICHIGAN elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. MICHIGAN shall have full authority to settle on such terms as MICHIGAN shall determine, except that MICHIGAN shall not reach any settlement whereby it licenses a third party under any Licensed Patents in the Field of Use without the consent of LICENSEE, which consent can be withheld for any reason. Any portion of any resulting settlement payments or damages awarded which is received by MICHIGAN, less MICHIGAN’s actual outside attorney fees and other direct, out-of-pocket litigation expenses (not to include any compensation paid to employees of MICHIGAN) paid and unrecovered by MICHIGAN, and after payment to LICENSEE (such payment not to exceed the recovery or settlement amounts actually received by MICHIGAN) of any unrecovered expenses paid by LICENSEE at MICHIGAN’s request to third parties in furtherance of such actions, shall be paid 25% to LICENSEE and 75% to MICHIGAN.

11.4 LICENSEE shall promptly notify MICHIGAN in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or noninfringement. LICENSEE shall in a timely manner keep MICHIGAN informed and provide copies to MICHIGAN of all documents regarding all such proceedings or actions instituted by LICENSEE.

12. NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY.

12.1 MICHIGAN, including its fellows, officers, employees and agents all to the extent acting as MICHIGAN agents, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in MICHIGAN.

12.2 MICHIGAN, INCLUDING ITS FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF PRODUCTS.

12.3 THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS IS ASSUMED BY LICENSEE AND SUBLICENSEES. In no event shall MICHIGAN, including its fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages, or lost profits other economic loss or damage, to LICENSEE, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though MICHIGAN, its fellows, officers, employees or agents may have been advised of the possibility of such damage.

12.4 LICENSEE shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Article 12.

13. INDEMNITY; INSURANCE.

13.1 Except to the extent resulting from the gross negligence or intentional misconduct of MICHIGAN, LICENSEE shall defend, indemnify and hold harmless and shall require its Sublicensees to defend, indemnify and hold harmless MICHIGAN, its fellows, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1) Any manufacture, use, sale or other disposition by LICENSEE, Sublicensees or transferees of Products;

(2) The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE or Sublicensees;

(3) The use by LICENSEE or Sublicensees of the TECHNOLOGY or the Licensed Patents.

13.2 MICHIGAN shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 13.1 above.

13.3 Prior to any distribution of any Product by LICENSEE or Sublicensees for any human clinical trials, any commercial sale, or any other distribution for a Product’s use by an end user, LICENSEE shall purchase and maintain in effect or require its Sublicensee as to such Product to purchase and maintain in effect a policy of product liability insurance providing reasonable coverage for all indemnification obligations of LICENSEE and its Sublicensees hereunder with respect to such Product. Each such policy shall specify MICHIGAN, including its fellows, officers and employees acting in their capacities for MICHIGAN, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

In the event that a policy of product liability insurance required under this Paragraph is unavailable to LICENSEE or is available only under conditions that are inconsistent with reasonable business practice, MICHIGAN agrees to enter into good faith discussions with LICENSEE to attempt to achieve a modification of this Paragraph which is acceptable to both parties.

13.4 MICHIGAN shall obtain, from any other commercial licensee of the Licensed Patents and the TECHNOLOGY for uses in the medical field outside of the Field of Use, indemnification and insurance obligations substantially equivalent to those required of LICENSEE hereunder (MICHIGAN may allow third parties to self-insure where the third party demonstrates assets and abilities to so self-insure in MICHIGAN’s reasonable discretion given the field of use licensed).

14. TERM AND TERMINATION.

14.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(a) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(b) MICHIGAN’s rights to inspect books and records as described in Article 5, and LICENSEE’ obligations to keep such records for the required time;

(c) Obligations to hold harmless, defend and indemnify MICHIGAN under Article 13;

(d) Any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other Party hereunder;

(e) The general rights, obligations, and understandings of Articles 2, 12, 17, 18, 19, 27 and 28; and

(f) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.2 This Agreement will become effective on its Effective Date and, unless terminated under another, specific provision of this Agreement, will remain in effect until and terminate upon the latter of (a) the last to expire of Licensed Patents, (b) the tenth anniversary date of the Effective Date or (c) the fifth anniversary date of the date of the First Commercial Sale.

14.3 If LICENSEE shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or if either Party shall commit any material breach of any covenant or promise herein contained, and shall fail to remedy any such default, breach or report within sixty (60) days after written notice thereof by the other Party specifying such default (15 days with respect to non-payment of moneys by LICENSEE), then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to either Party’s other legal rights for breach of this Agreement.

14.4 LICENSEE may terminate this Agreement at any time by giving MICHIGAN a notice of termination, effective ninety (90) days thereafter. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, MICHIGAN shall have the right to enter into agreements with others for the manufacture, sale, and/or use of any Products in the Field of Use.

14.5 This Agreement and all license rights granted herein will immediately terminate on February 28, 1999, unless prior to that time LICENSEE has completed the Required $1,000,000 Funding Closing and has notified MICHIGAN of that closing under Paragraph 7.6.

15. ASSIGNMENT.

This Agreement shall not be assignable by either Party without the prior written consent of the other Party; provided, however, that LICENSEE shall have the right to assign this Agreement to any successor entity by merger or acquisition or to any purchaser of substantially all of LICENSEE’s business to which this Agreement relates, without the consent of MICHIGAN, upon written agreement by the intended assignee to accept all of the terms and conditions of this Agreement.

16. REGISTRATION AND RECORDATION.

16.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or Sublicensees would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN.

16.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by LICENSEE at its expense, and appropriately verified proof of recordation shall be promptly furnished to MICHIGAN.

17. LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1 This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2 LICENSEE shall comply, and shall require its Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to LICENSEE’ or its Sublicensees’ activities hereunder. LICENSEE shall obtain, and shall require its Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations, and LICENSEE hereby gives such written assurances as may be required under those Regulations to MICHIGAN.

18. USE OF MICHIGAN’S NAME.

LICENSEE agrees to refrain from using and to require Sublicensees to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

19. PRODUCT MARKING.

LICENSEE agrees to mark, and to require Sublicensees to mark, Products with the appropriate Patent notice as approved by MICHIGAN (when appropriate), such approval not to be unreasonably withheld.

20. NOTICES.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party shall be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this Paragraph shall be effective when mailed.

To MICHIGAN:	The University of Michigan Technology Management Office Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280

Attn: File No. 939

To LICENSEE:	IntraLase, Corp. 245 North Main Street Ann Arbor, Michigan 48104

Attn: Ron Kurtz

21. INVALIDITY.

In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

22. ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

23. WAIVER.

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

24. ARTICLE HEADINGS.

The Article headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

25. NO AGENCY RELATIONSHIP.

The relationship between the Parties is that of independent contractor and contractee. Neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

26. FORCE MAJEURE.

Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

27. GOVERNING LAW.

This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

28. JURISDICTION AND FORUM.

The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

29. REGENTAL APPROVAL.

This Agreement is subject to approval by a two thirds majority vote of the Regents of the University of Michigan.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR INTRALASE, CORP.	FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By:	By:
(authorized representative)	(authorized representative)

Typed Name	Typed Name

Title	Title

Date	Date

Exhibit A to License Agreement between the Regents of the

University of Michigan (“MICHIGAN”) and IntraLase, Corp.

(“LICENSEE”) (MICHIGAN File 939 TECHNOLOGY):

Schedule of Requirements For The

Transfer of Stock

Schedule of Requirements For The

Transfer of Stock To The Regents of the University of Michigan

(“MICHIGAN”) From IntraLase, Corp. (“LICENSEE”), pursuant to the License Agreement (“License Agreement”) between MICHIGAN and LICENSEE (MICHIGAN File 939 TECHNOLOGY)

1. The completion and full execution by the Parties of a Stock Transfer Agreement under such terms as are reasonably agreed upon by MICHIGAN and LICENSEE, including among the terms the following:

(a) An effective date after the date of the Required $1,000,000 Funding Closing, as defined in the License Agreement;

(b) A transfer of stock to MICHIGAN such that upon the effective date (of the Stock Transfer Agreement) MICHIGAN shall receive a number of shares which will, after this transfer of stock to MICHIGAN, equal twenty-five percent (25%) of the total number of shares issued to or reserved for all parties in any way, including all options, warrants and convertible securities exercisable therefore, and all shares reserved for future issuance, not counting:

(i) shares issued in exchange for cash to new shareholders participating in the Required $1,000,000 Funding Closing (new shareholders are not current shareholders as of the Effective Date of the License Agreement); and

(ii) shares issued to or reserved in exchange for management services to parties which are both new shareholders and officers of LICENSEE after the Effective Date of the License Agreement (new shareholders are not current shareholders as of the Effective Date of the License Agreement).

(This is to provide MICHIGAN with a number of shares equal to 25% of all shares of LICENSEE as of the effective date of the Stock Transfer Agreement which are issued to MICHIGAN, the Escalon Medical Corporation, the founding scientists and corporate officers, and other holders, but diluted with respect to stock transferred to new cash investors and new management staff.)

(c) Stock preferences equal to any provided to any initial founding shareholder of LICENSEE (common stock will be acceptable provided this requirement is satisfied);

(d) Recognition of the grant of rights under the License Agreement as consideration for all transfer of stock under the Stock Transfer Agreement; and

(e) Such other terms, as agreed, to assure that future equity offerings by LICENSEE will be made to the ultimate benefit of the per share fair market value of LICENSEE stock (this may include pro rata rights of first refusal for MICHIGAN’s participation in further investment, or restrictions on stock issuance requiring sales prices at or above per-share values set by an agreed-upon system, or other such terms as are standard in the industry, though it is expected that such rights, in the aggregate, shall not exceed similar rights granted to the initial founding shareholders of LICENSEE).

2. The completion of such shareholder agreements, if and to the extent necessary, and as acceptable to all shareholders in LICENSEE (including MICHIGAN), as are required in order to effectively implement the stock transfer described in Paragraph 1.

3. Satisfactory review, in MICHIGAN’s reasonable discretion, of the articles and bylaws of LICENSEE by MICHIGAN in order to ensure the effective implementation of the stock transfer described in Paragraph 1.

4. Completion of an appropriate agreement providing an observation seat to MICHIGAN on LICENSEE’s board of directors, for the duration of MICHIGAN’s retention of LICENSEE stock.

Exhibit B to License Agreement between the Regents of the

University of Michigan (“MICHIGAN”) and IntraLase, Corp.

(“LICENSEE”) (MICHIGAN File 939 TECHNOLOGY):

List of Licensed Patents as of the Effective Date

1.	U.S. Patent No. 5,656,186 entitled “Method for Controlling Configuration of Laser Induced Breakdown and Ablation,” and all foreign counterpart applications and patents that might issue therefrom.

B-1

Exhibit C to License Agreement between the Regents of the

University of Michigan (“MICHIGAN”) and IntraLase, Corp.

(“LICENSEE”) (MICHIGAN File 939 TECHNOLOGY):

Research Collaboration Agreement

between

the Regents of the University of Michigan

and

IntraLase Corp.

C-1